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EXHIBIT 99.1

Aug. 11, 2003

     SIERRA PACIFIC RESOURCES' SHAREHOLDERS APPROVE POTENTIAL STOCK ISSUANCE

      Reno, Nev. -- Sierra Pacific Resources' (NYSE: SPR) proposal providing an option to issue additional shares of common stock in connection with the conversion of its $300 million of 7.25% of convertible notes due in 2010 was approved today at a special shareholders' meeting at the company's Reno office.

      Of 91,698,590 votes cast, approximately two-thirds, or 58,704,509 shares, were in favor of the possible conversion. A total of 31,702,220 shares were voted against the measure and 1,286,861 shares abstained. Favorable votes represented more than 50% of the company's total outstanding shares of common stock.

      "We are pleased that shareholders have given us the option to convert the notes entirely into common stock," said Walt Higgins, chairman, president and chief executive officer of Sierra Pacific Resources. "The option of issuing shares rather than paying the cash conversion price of the notes will allow us the option to reduce our debt without requiring additional cash.

      "We are continuing to move forward with the initiatives that will restore our company to financial and operational health," Higgins added.

      Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in
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the Reno-Sparks area of northern Nevada. Other subsidiaries include the
Tuscarora Gas Pipeline Company, which owns a 50% interest in an interstate natural gas transmission partnership.

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FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources' ability to access the capital markets to refinance future debt maturities and for general corporate purposes, Resources' ability to receive dividends from its subsidiaries and the financial performance of the Company's subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their future rate cases, their ability to access the capital markets to refinance debt and for general corporate purposes, their ability to purchase sufficient power to meet their power demands, whether terminated power suppliers will be successful in pursuing claims against Nevada Power and Sierra Pacific Power for liquidated damages under their terminated power contracts and weather conditions during the summer months of 2003 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.